CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED FROM THE VERSION FILED VIA EDGAR. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. INFORMATION THAT WAS OMITTED HAS BEEN NOTED WITH A PLACEHOLDER IDENTIFIED BY A BLACK MARK.

CONFIDENTIAL TREATMENT
REQUESTED BY BIT DIGITAL, INC.

Execution Version

OMNIBUS AMENTMENT TO AND NOVATION OF MASTER SERVICE AGREEMENT AND PURCHASE ORDER

This OMNIBUS AMENDMENT TO AND NOVATION OF MASTER SERVICE AGREEMENT AND PURCHASE ORDER (together with all exhibits attached hereto, this "**Omnibus Amendment and Novation Agreement**") is entered into as of December 12, 2023 ("**Effective Date**"), by and among Bit Digital USA, Inc., a Delaware corporation ("**Bit Digital**"), Bit Digital Iceland ehf, an Icelandic limited liability company ("**Bit Digital Iceland**") [redacted], [redacted], an exempt private company limited by shares incorporated in [redacted] and [redacted], a company formed in the [redacted] ("**Guarantor**"), an indirect investor in [redacted]. Each of the parties hereto are referred to as a "**Party**" and collectively as the "**Parties**". Capitalized terms that are not defined herein have the meanings ascribed to them in Exhibit A.

W I T N E S S E T H:

WHEREAS, Bit Digital, [redacted], and Guarantor entered into that certain Master Services Agreement, dated as of November 9, 2023 (the "**MSA**"; the MSA, as amended and novated by this Omnibus Amendment and Novation Agreement and as may be further amended, restated, amended and restated, supplemented or modified from time to time, the "**First Amended MSA**");

WHEREAS, Bit Digital and [redacted] entered into that certain Purchase Order, dated as of November 9, 2023 (the "**Purchase Order**"; the Purchase Order, as amended and novated by this Omnibus Amendment and Novation Agreement and as may be further amended, restated, amended and restated, supplemented or modified from time to time, the "**First Amended Purchase Order**"); the MSA together with the Purchase Order, collectively, the "**Service Agreements**" and each a "**Service Agreement**"; the First Amended MSA and the First Amended Purchase Order, collectively as the "**First Amended Service Agreements**" and each a "**First Amended Service Agreement**");

WHEREAS, Bit Digital and [redacted] each desire to be released and discharged from their respective obligations to the other Party under the Service Agreements and each has agreed to release and discharge the other, and Guarantor desires the same;

WHEREAS, the Parties desire to novate the Service Agreements such that from the Effective Date Bit Digital Iceland shall be bound to the Service Agreements in place of Bit Digital and [redacted] shall be bound to the Service Agreements in place of [redacted];

WHEREAS, the Parties desire for Guarantor to remain a guarantor under the MSA of the Service Agreements, owing all obligations it has to Bit Digital arising prior to the Effective Date to Bit Digital Iceland, and assuming its guaranty obligations to Bit Digital Iceland on and after the Effective Date, in each case, as they may arise under the Service Agreements;

WHEREAS, each of the Parties desire to amend the Service Agreements on the terms and conditions set forth herein; and

WHEREAS, such amendment and novation of the Service Agreements are of mutual interest and benefit to each of the Parties;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. **Amendments to the MSA**. Upon the Effective Date, the MSA is hereby amended and restated in its entirety as set forth in **Exhibit A** attached hereto.

2. **Amendments to the Purchase Order**. Upon the Effective Date, the Purchase Order is hereby amended and restated in its entirety as set forth in **Exhibit B** attached hereto.

3. **Novation**. As of the Effective Date,

(a) Bit Digital Iceland agrees and undertakes to perform the obligations of Bit Digital under the Service Agreements, whether arising prior to, on, or subsequent to the Effective Date, and agrees to be bound by the terms and conditions of the Service Agreements in every way as if Bit Digital Iceland were named as a party to the Service Agreements in place of Bit Digital. Bit Digital Iceland agrees to perform any and all past, present, and future obligations of Bit Digital under the Service Agreements.

(b) [redacted] agrees and undertakes to perform the obligations of [redacted] under the Service Agreements, whether arising prior to, on, or subsequent to the Effective Date, and agrees to be bound by the terms and conditions of the Service Agreements in every way as if [redacted] were named as a party to the Service Agreements in place of [redacted]. [redacted] agrees to perform any and all past, present, and future obligations of [redacted] under the Service Agreements.

(c) Guarantor agrees to honor all obligations it has as the Guarantor in respect of [redacted] under the Service Agreements, whether arising prior to, on, or subsequent to the Effective Date, in favor of Bit Digital Iceland, and agrees to honor all obligations it has in respect of [redacted] under the First Amended Service Agreements in favor of Bit Digital Iceland, and agrees to be bound by the terms and conditions of the Service Agreements, as relevant to it, in every way as if Bit Digital Iceland were named as a party to the Service Agreements in place of Bit Digital and [redacted] were named as a party to the Service Agreements in place of [redacted].

(d) As of the Effective Date, except in respect of breaches of the Service Agreements due to violations of Applicable Law, Bit Digital and [redacted] mutually release each other from the various covenants, undertakings, warranties, and other obligations contained in the Service Agreements and from all claims and demands whatsoever in respect of the Service Agreements prior to the Effective Date.

4. **Representations, Warranties, and Covenants**. Each Party represents and warrants that: (a) it has and will retain, the full right, power, and authority to enter into this Omnibus Amendment and Novation Agreement; (b) it has been duly authorized to do so by all required governmental, corporate, or similar action; (c) when executed and delivered by such Party, this Omnibus Amendment and Novation Agreement will be legally binding upon and enforceable against such Party, and this Omnibus Amendment and Novation Agreement will not conflict with any agreement, instrument, or understanding, oral or written, to which such Party is a party or by which it may be bound; and (d) as of the Effective Date, there are no proceedings pending or, to its knowledge, threatened or reasonably anticipated that would challenge or that may have a material adverse effect on its performance under this Omnibus Amendment and Novation Agreement. Each Party is duly organized, validly existing, and in good standing as a corporation or other entity as represented in this Omnibus Amendment and Novation Agreement under the laws and regulations of its jurisdiction of incorporation, organization, or chartering.

5. **No Modification**. Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Service Agreements or constitute a course of conduct or dealing among the Parties. Except as expressly stated herein, the Parties reserve all rights, privileges, and remedies under the Service Agreements. Except as amended or consented to hereby, the Service Agreements remain unmodified and in full force and effect.

On and after the Effective Date, each reference to the "MSA", "Purchase Order" or like term in any Service Agreement shall mean and be a reference to the First Amended MSA or First Amended Purchase Order as amended and novated hereby and as context requires.

6. **Assignment; Successors and Assignees**. No Party may assign or delegate its respective rights and obligations under this Omnibus Amendment and Novation Agreement or the Service Agreements without each of the other Parties' prior written consent; provided, that, Bit Digital Iceland or an affiliate may assign or novate this Omnibus Amendment and Novation Agreement or the First Amended Service Agreements, in whole or in part, and without restriction, to any affiliate or a party that provides Bit Digital Iceland or an affiliate direct or indirect financing to the extent such assignment or novation is a commercial requirement to secure such financing, a non-exclusive example of which would be Bit Digital Iceland pledging this Omnibus Amendment and Novation Agreement or the First Amended Service as collateral to a lender as a requirement for such financing.

7. **Financing Transaction**. The Parties acknowledge and agree that Bit Digital Iceland, directly or through one of its affiliates, will pursue a financing in order to support its obligations under the Service Agreements. In furtherance of such attempted or actual financing, and notwithstanding anything in the Service Agreements or any other document executed by one or more of the Parties hereto, Bit Digital Iceland and each of its affiliates, and each of their respective board members, officers, representatives, agents, counsel, and advisors, may share any information, whether or not confidential, with potential or actual financing parties and transaction execution advisors, *e.g.*, investment banks, in the ordinary course and per customary practice in the finance industry and otherwise as required by applicable law or regulatory request. Advisors may, in turn, in the ordinary course, may share such information with their regulators pursuant to requirements of Applicable Law. In connection with such potential or actual financing, Bit Digital Iceland may request of [redacted] or any of [redacted]'s affiliates certain financial or compliance information that would be ordinary and customary for such financing, and [redacted] shall, and shall cause each of its respective affiliates to, provide such information on an accurate and timely basis. Such information provided, to the extent it so qualifies, shall be deemed Confidential Information as defined in Section 9.1.1 of the First Amended MSA.

8. **Notices**. Except as otherwise expressly set forth in this Omnibus Amendment and Novation Agreement, the MSA, or any Purchase Order, any notice required thereunder will be in writing delivered to the applicable address below and will be deemed given: (a) upon receipt when delivered personally; (b) two (2) days (other than weekends or public holidays) after it is sent if sent by certified or registered mail (return receipt requested); (c) one (1) day (other than weekends or public holidays) after it is sent if by next day delivery by a major commercial delivery service; or (d) the next business day upon electronic delivery by email.

Bit Digital Iceland: Bit Digital Iceland ehf Skógarhlíð 12 105 Reykjavík Email: erkeh@bit-digital.com Attention: Legal With a copy to (which copy shall not constitute notice): [redacted]	[redacted]	**Gurantor:** [redacted]

[redacted]		

9. Counterparts. This Omnibus Amendment and Novation Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Omnibus Amendment and Novation Agreement to produce or account for more than one such counterpart. Signature by facsimile or electronic transmission shall bind the Parties hereto. The words "execution," "signed," "signature," and words of similar import in any Service Agreement shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law.

10. Governing Law; Jurisdiction; Venue. This Omnibus Amendment and Novation Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of State of New York. The Parties will make a good-faith effort to settle between themselves any claim, dispute, or controversy (each, a "**Dispute**") arising out of or in connection with this MSA or any Purchase Order. If any Dispute cannot be settled within thirty (30) days after notice of such Dispute is provided by one Party to the other Party, such Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The Parties further agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply, provided the amount in dispute does not exceed $75,000 at the time of the communication referred to in Article 1(3) of the Expedited Procedure Rules. Any arbitration or other action or proceeding brought under this Omnibus Amendment and Novation Agreement shall be conducted in [redacted], in English.

11. Severability. The illegality or unenforceability of any provision of this Omnibus Amendment and Novation Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Omnibus Amendment and Novation Agreement or any instrument or agreement required hereunder.

12. Captions. The captions and headings of this Omnibus Amendment and Novation Agreement are for convenience of reference only and shall not affect the interpretation of this Omnibus Amendment and Novation Agreement.

[Signatures Follow]

CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED FROM THE VERSION FILED VIA EDGAR. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. INFORMATION THAT WAS OMITTED HAS BEEN NOTED WITH A PLACEHOLDER IDENTIFIED BY A BLACK MARK.

IN WITNESS WHEREOF, this Omnibus Amendment and Novation Agreement has been duly executed as of the Effective Date.

BIT DIGITAL USA, INC.

By: Erke Huang
Name: Erke Huang
Title: Chief Financial Officer

BIT DIGITAL ICELAND EHF

By: [signature]
Name: Daniel Jonsson
Title: Chief Executive Officer

[redacted]

[redacted]

CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED FROM THE VERSION FILED VIA EDGAR. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. INFORMATION THAT WAS OMITTED HAS BEEN NOTED WITH A PLACEHOLDER IDENTIFIED BY A BLACK MARK.

EXHIBIT A

First Amended MSA

CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED FROM THE VERSION FILED VIA EDGAR. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. INFORMATION THAT WAS OMITTED HAS BEEN NOTED WITH A PLACEHOLDER IDENTIFIED BY A BLACK MARK.

EXHIBIT B

First Amended Purchase Order